Exhibit 4.6

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

ADDENDUM 2
(Effective Date: November 1, 2014)

This Addendum 2 replaces the Addendum 1 dated September 1, 2013 and is in addition to, and incorporated as part of, the Managed Server Service Agreement dated September 1, 2013 (“Agreement”) between Hostway Services, Inc. of 100 North Riverside Plaza, 8th Floor, Chicago, Illinois 60606 (“Hostway”) and Wix.com Ltd. of 40 Namal Tel-Aviv St. Tel-Aviv Israel 6350671 and its US subsidiary Wix.com Inc. from of 500 Terry A Francois, 6th Floor, San Francisco, California 94158 (“Wix”).  All terms in this Addendum 2 beginning with capital letters, and all undefined terms, have the same meaning as in the Agreement and Hostway’s online Terms of Use (http://www.hostway.com/legal/terms_of_use.html) (“TOU”).

Hostway and Wix hereby agree to the following terms:

1.
It is hereby clarified that Wix.com Inc., of 500 Terry A Francois, 6th Floor, San Francisco, California 94158, shall be deemed a party to the Agreement, and Wix.com Ltd.’s rights and liabilities as well as any reference to “Customer” or “Wix” under the Agreement or this Addendum 2, shall apply to Wix.com Inc., mutatis mutandis.

2.	Discount. Commencing the Effective Date of this Addendum 2, Hostway will apply a [***]% discount to the monthly fee for each server provisioned to Wix’s account (“Discount”) subject to the following:

a.	The Discount applies in addition to the existing [***]% off the retail price Hostway currently provides Wix under the Agreement;

b.	The Discount applies to current, active servers as well as any new servers that may be provisioned following the Effective Date of this Addendum 2;

c.	Wix’s monthly billing must exceed US$[***] for the Discount to be applicable; and

d.	The Parties hereby commit to a minimum 12-month term starting from the Effective Date of this Addendum 2 (at the end of which Hostway and Wix may re-assess the Discount and related terms).

3.	Amendments to the Agreement.

a.
Notwithstanding anything to the contrary under Section B, Paragraph 3.5 of the Agreement, upon (or if impracticable, within a reasonable time after) the effective date of expiration or termination of the Agreement, or otherwise upon Customer’s reasonable written request, and subject to Customer’s reasonable cooperation, Hostway shall remove and purge any and all of Customer’s data (including any Customer Confidential Information) in Hostway’s possession or control except as otherwise required under the applicable data retention laws and regulations.

b.	Section D, Paragraph 3.2 of the Agreement is deleted in its entirety and replaced with the following:

By Hostway.  Hostway Agrees to protect, defend, hold harmless, and indemnify Customer, including its directors, officers, managers, and employees, from and against any claim, action, penalty, cost or expense (including reasonable legal attorneys’ fees) arising from (i) a privacy, data protection and/or security breach due to the gross negligence, willful misconduct, or unlawful act or omission of Hostway, including any regulatory sanctions related thereto, provided that such breach was not materially contributed to by Customer or anyone on Customer’s behalf; or (ii) a third party claim of intellectual property infringement against Customer as a direct result of the Services as such Services are provided by Hostway to Customer.  Hostway’s aforementioned indemnification obligations to Customer pursuant to Article (ii) shall not apply if the alleged infringement is based on Services that (a) were modified by Customer or used by Customer in combination with any other product, service, or support material, and such claim or action would not have arisen but for that modification or combination, or (b) if the alleged infringement was caused by any data uploaded to the Services by Customer or its end-users.

*** Confidential treatment has been requested for redacted portions of this exhibit.  This copy omits the information subject to the confidentiality request.  Omissions are designated as [***].  A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

c.
In Section D, Paragraph 6.1 of the Agreement, the words “patients, patient information” shall be deleted and replaced with the following: “information regarding Customer’s customers and any end users of Customer and/or such Customer’s customers, and/or information generated or derived with respect thereto”.

d.	Section D, Paragraph 6.2 of the Agreement is deleted in its entirety and replaced with the following:

Non-Use & Non-Disclosure.  Each Party agrees not to use any Confidential Information of the other Party for any purpose except for performing their respective obligations pursuant to this Agreement, and, with regard to Customer, in the course of using the Services for their intended purposes.  Without derogating from the foregoing, each receiving Party agrees to restrict and limit disclosure of any Confidential Information received from the disclosing Party to those agents, business consultants, representatives or employees of the receiving Party who are required to have the information in order to (i) perform the receiving Party’s obligations under the Agreement, or (ii) perform services or other obligations for the receiving Party in connection with the Agreement, or (iii) with regard to Customer, those who may use the Services.  Neither Party shall reverse engineer, disassemble or decompile any software or other tangible objects that are provided as the Confidential Information of the disclosing Party.  Notwithstanding anything to the contrary under Section D, Paragraph 4, each Party shall take reasonable measures (but, at minimum, industry security standards including security with respect to physical, software, network, and data transmission) to protect the secrecy of Confidential Information of the other Party and avoid loss or unauthorized disclosure, access or use of such Confidential Information.  Neither Party shall remove the other Party’s proprietary rights notices on any copy of Confidential Information.  Each Party shall immediately notify the other Party in the event of any unauthorized use or disclosure of Confidential Information that the Party becomes aware of.

4.
No Other Amendments.  Except as provided herein this Addendum 2, all the terms and conditions of the Agreement (including, but not limited to, the TOU and any applicable Order Form) remain in full force and effect.  In the event of any conflict between this Addendum and the Agreement (including, but not limited to, the TOU and any applicable Order Form), this Addendum will supersede and control in all respects.

5.
Complete Agreement.  This Addendum 2, the Agreement, the TOU, and all Order Forms currently in effect together constitute the complete agreement between Hostway and Wix relating to the subject matter hereof and supersedes all other understandings, representations, warranties, and agreements relating hereto, whether verbal, written, or otherwise.

*** Confidential treatment has been requested for redacted portions of this exhibit.  This copy omits the information subject to the confidentiality request.  Omissions are designated as [***].  A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

100 North Riverside Plaza, 8th Floor Chicago, IL 60606 Tel: 1-866-467-8929 Web: www.hostway.com

The Parties have caused this Addendum 2 to be duly executed by their authorized representatives and made effective as of the Effective Date first mentioned above.

HOSTWAY SERVICES, INC.		WIX.COM LTD.

By:	/s/ Johan Cho	By:	/s/ Nir Zohar
	Name: Johan Cho		Name: Nir Zohar
	Title: VP, Legal		Title: COO & President

		By:	/s/ Lior Shemesh
Name: Lior Shemesh
Title: CFO

WIX.COM INC.

		By:	/s/ Nir Zohar
Name: Nir Zohar
Title: Director

		By:	/s/ Lior Shemesh
Name: Lior Shemesh
Title: Director

		By:	/s/ Roy Saar
Name: Roy Saar
Title: Board Member

*** Confidential treatment has been requested for redacted portions of this exhibit.  This copy omits the information subject to the confidentiality request.  Omissions are designated as [***].  A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.